Exhibit 10.34
January 7, 2022
Dr. Mark S. Sobey
[Redacted]

Dear Mark,

Thanks for your interest in II-VI. It has been a real pleasure to get to know you over the last year, and I am convinced that you will add substantial expertise and camaraderie to a newly merged leadership team at the time of the close of the acquisition. I am excited about the chance to work with you.

On behalf of II-VI Incorporated, upon the successful acquisition of Coherent, Inc., I am pleased to confirm our offer of employment to you for the position of President, Laser segment, reporting to Dr. Vincent Mattera, Chairman and Chief Executive Officer. At the foundation of II-VI, you have found a culture of smart, hardworking and nice people and a company that is built on great people who are also passionate about:

a.I CARE Values: Integrity, Collaboration, Accountability, Respect, and Enthusiasm
b.Quality: Fully satisfying customers and continually improving
c.Mission: Enabling the world to be safer, healthier, closer, and more efficient
d.Vision: A world transformed through innovative materials vital to a better life today and the sustainability of future generations

The compensation and employee benefits programs that accompany this position are outlined as follows.

Base Salary
You will receive a base salary of $23,076.92 bi-weekly, $600,000 annualized.

Variable Compensation Plan (VCP)
You will be eligible to participate in II-VI’s VCP at a level of 85% percent of your base salary.

Special One-Time Integration Retention Equity Award
We will recommend to the Compensation Committee of the Board of Directors that you receive an equity award of II-VI restricted stock units (RSUs) with a value of approximately $2,000,000 with vesting over a two-year period at a rate of 50% on the first anniversary of the acquisition date and 50% on the second anniversary of the acquisition date (subject to continued full-time employment). RSU grants are subject to the terms of our plan and applicable agreements. This equity is a time-based Integration Retention grant.

Annual Long Term Incentive Award
Additionally, you will be eligible to participate in the Company’s long-term incentive (“LTI”) plan or any successor plan, to be granted on August 28, 2022, and annually thereafter, while employed as a full-time employee on a basis commensurate with your position and subject to the performance terms and vesting schedule established by the Compensation Committee in its sole discretion. For FY23, the value of the LTI award shall be at least $2,150,000.

Employee Stock Purchase Plan (ESPP)
Twice per year, you may enroll in our ESPP. The plan gives employees the opportunity to purchase II-VI stock at 90% of its fair market beginning or ending value during the period, paying for the stock through a company payroll deduction. You can contribute a maximum of 15% (maximum $25,000/yr.) of your annual base salary directed toward the purchase of stock under the terms of the program.

Benefits Program
II-VI offers an attractive employee benefits program that includes medical and dental insurance coverage, life and accident insurance, disability coverage, and flexible spending accounts. In addition, you will accrue twenty-five (25) vacation days of paid time off per year annually.

Severance Plan
You will be offered participation in the II-VI Incorporated Executive Severance Plan.

Confidential Information and Arbitration

Exhibit 10.34
Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to executing the Employee Confidential Information and Arbitration Agreement form, as well as your agreement to follow other rules and policies that the Company may announce from time to time.

At-Will Employment
This offer of employment is not for any specific period of time; instead, your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the Chief Executive Officer of the Company.

II-VI offers growth potential in an exciting technology as well as the stability and strength of a well-established company. We believe you will be a valuable addition to our senior leadership, and I want to welcome you as part of the team. Additional details are noted in the term sheet (attached hereto), the Plan documents, and the HR intranet site. In the event of a conflict between (a) this offer letter (including the attached term sheet) and the Plan documents and/or the HR intranet site, this offer letter (including the attached term sheet) will control and (b) this offer letter and the attached term sheet, the attached term sheet will control.

Best Regards,

/s/ Vincent D. Mattera Jr.

Dr. Vincent D. Mattera Jr.
Chairman and Chief Executive Officer

I agree to and accept employment with II-VI Incorporated on the terms and conditions set forth.
Dr. Mark S. Sobey: . /s/ Mark Sobey Date: __1/8/2022____________

Exhibit 10.34

Dr. Mark S. Sobey Binding Term Sheet
Title	President of the Laser segment, reporting to the Chief Executive Officer of II-VI Incorporated (the “Company”).

Work Location	Except with respect to any reasonably required business travel, you will be permitted to work remotely within the United States.

Base Salary	In consideration of your services, the Company will pay you, on an annualized basis, a salary of $600,000. Such annual salary shall be reviewed annually for adjustments as the Compensation Committee deems appropriate in its sole discretion but will not be less than $600,000.

Annual Incentive (Bonus)
Payout @ Closing: In accordance with the merger agreement between Coherent and the Company, you will receive a pro-rata annual incentive payment for the period through the date of completion of the merger (the “Closing”). In addition, subject to your entering into and not revoking the “Release of Claims” (as described in Section 4.1 of the Coherent Change in Control and Leadership Change Severance Plan (the “Coherent CIC Plan”)), within ten days of Closing, you will receive the amount of the “Change of Control Severance Payment” (as defined in the Coherent CIC Plan) under the Coherent CIC Plan as if your employment was terminated other than for “Change of Control Just Cause” (as defined in the Coherent CIC Plan).

Interim Bonus Award: For the period from Closing through June 30, 2022, you will have the opportunity to earn a pro-rata annual incentive, based on the Laser segment’s results, with a target bonus opportunity equal to 85% of your new base salary. (Assumes a Closing prior to June 30, 2022.)

Annual Bonus Award: Thereafter, you will be eligible to participate in the Company’s annual incentive plans on a basis commensurate with your position and subject to the performance terms established by the Compensation Committee. You will be eligible for a discretionary target bonus opportunity of not less than 85% of your base salary, with actual payout amount (from 0% to 200%) based on achievement of performance goals (and subject to Compensation Committee approval).

Long-Term Incentives	You will be eligible to participate in the Company’s long-term incentive (“LTI”) plan or any successor plan on a basis commensurate with your position and subject to the performance terms established by the Compensation Committee in its sole discretion. For FY23, and annually thereafter while employed as a full-time employee, the grant date value of Executive’s LTI award shall be at least $2.15 million. For FY22, the LTI consisted of time-vesting RSUs (60%) and performance-vesting PSUs (40%).

Retention/Integration Award	As promptly as practicable following the Closing, and in no event later than 10 business days after Closing, you will be granted a Company restricted stock unit award having a grant date value equal to $2.0 million. This retention award is designed to motivate you to deliver a successful integration; it will vest 50% on the one year anniversary of the acquisition date and 50% on the second year anniversary of the acquisition date, subject to your continued full-time employment through each such date.

Coherent Equity Award	All of your outstanding unvested Coherent equity awards will vest @ Closing.

Exhibit 10.34

Retirement, Health, Welfare and Other Benefits	You will be eligible to participate in the Company’s retirement and health and welfare plans/programs maintained by the Company for the benefit of the Company’s similarly-situated executives. If the Company requires you travel, you be reimbursed for all work-related travel consistent with the Company travel policy for NEO’s but not less that first class air travel within the North America and business class outside of North America. Vacation will be consistent with the Company vacation policy for other NEO’s but not less than 25 days annually based on my Coherent length of service from July 2007.

Severance Plans:	You will be offered participation in the II-VI Incorporated Executive Severance Plan.

Post-Termination Consulting	Following the later of June 30, 2024, or your termination of full-time employment date, if you agree to be reasonably available on sufficient notice to provide consulting services to the Company of up to 40 hours per month, you will continue to vest in any unvested Company equity awards and you will be paid within ten days of the end of each month you provide any such consulting services an amount equal to product of (a) the number of complete or partial hours of consulting services you provided during such month and (b) an hourly rate of $675 / hr. If your employment has terminated before your 65th birthday, but you are reasonably available to provide such consulting until your 65th birthday, when you terminate your consulting, your then unvested Company equity awards will vest in accordance with the Company’s retirement vesting provisions in the award agreements (which provide for 100% vesting of time-based awards and pro rata vesting of performance awards based on service time as an employee and/or consultant in relation to the awards’ performance period). For the avoidance of doubt, reaching your 65th birthday is the only requirement, the 5 year minimum service applies and it has been reached based on your Coherent tenure.

Clawbacks	All compensation contemplated under this Agreement and all cash or equity awards under the Company’s incentive plans shall be subject to the Company’s recoupment/clawback policy for incentive compensation, if applicable.

Miscellaneous	This term sheet is a part of the offer letter to which it is attached and this term sheet and the offer letter to which it is attached shall be binding on you and the Company.